Exhibit 10(kk)(8)

AMENDMENT TO THE AMENDMENT DATED AS OF DECEMBER 30, 2010 OF THE

ALCOA GLOBAL PENSION PLAN

Pursuant to Section 6.4 of the Alcoa Global Pension Plan (“Plan”), the plan was amended as of December 30, 2010, and item 2 of that amendment was intended to define the phrase, “as soon as administratively practical” for all purposes of the Plan. In order to clarify the intent of the original amendment, item 2 of that amendment, is amended as follows:

2.	Section 4.1 is amended by adding the following sentence to the end thereof:

Effective January 1, 2011, the term “as soon as administratively practical” means within the later of: (a) 90 days of the date the Participant’s Continuous Service terminates or (b) 2  1/2 months after the year in which the Participant’s Continuous Service terminated.

In all other respects, the Plan is ratified and confirmed.